EXHIBIT 10.12

February 20, 2004

Michael Cleare

Science & Technology Ventures

Columbia University

Engineering Terrace, Suite 363

500 West 120th Street, Mail Code 2206

New York, NY 10027

Dear Michael:

I want to follow up on our recent discussions concerning the Exclusive License Agreement (“Agreement”) between CoTherix, Inc. (formerly Exhale Therapeutics, Inc.) (“CoTherix”) and The Trustees of Columbia University in the City of New York (“Columbia”) dated March 14, 2000, as previously supplemented/modified by the November 27, 2001 letter agreement (“11/27/2001 Letter Agreement”). This letter is intended to memorialize and make effective the parties’ understanding to extend the timing for Phase I human clinical trials set forth in the Agreement, to incorporate a new milestone regarding the commencement of Phase II human clinical trials, to make explicit what is implicit in the 11/27/2001 Letter Agreement, Section 1.(A)(ii), to prevent any future misunderstandings, and to acknowledge that CoTherix will keep Columbia informed on a timely basis about any parent applications it is permitted to file relating to the subject matter of the intellectual property Columbia has licensed to CoTherix. If Columbia agrees to the terms below, simply sign in the space provided at the end of this letter and the entire agreement between the parties will be amended.

1. The opening phrase in Section 6(b)(iii) of the Agreement (“Within the Fourth Anniversary Date of this Agreement,”) shall be deleted in its entirety and replaced with the following new opening phrase: “By December 31, 2004,”.

2. Section 6(b)(iv) of the Agreement shall be amended by adding the following new sentence to the beginning of that Section: “By June 30, 2005, Developer or a Sublicensee shall commence Phase II human clinical trials with respect to at lease one Licensed Product.”

3. Section 1.(A)(ii) of the 11/27/2001 Letter Agreement is amended to read as follows: “a [***]% ongoing royalty on related revenue of Columbia (including revenue Columbia receives from licensees, sublicensees and successors), i.e., revenue received by Columbia attributable to Licensed Patents arising from the Provisional Application, in which case any licenses or sublicenses of the purchased rights will be assigned to Columbia to the extent provided in Section 17(e) of the License Agreement.”

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

4. A new Section 4.d, is added to the Agreement: “CoTherix will, no later than thirty (30) days from the date of each patent filing in the United States or elsewhere that it is permitted to make under the entire agreement between the parties, notify Columbia that it has filed a patent application concerning subject matter derived from, arising out of, or otherwise relating to the subject matter licensed by Columbia to CoTherix under the entire agreement between the parties and shall at the same time also furnish the title of each such application and the full names of the inventors. Columbia may request additional information concerning any such application and CoTherix will promptly provide such information, including copies of the application if so requested, under appropriate confidentiality safeguards.”

These changes would, only upon execution of this letter agreement by both parties, form part of the entire agreement between them. Any defined terms not defined herein shall be given the meaning set forth in the Agreement or 11/27/2001 Letter Agreement. Except as modified by this letter, all terms and conditions of the Agreement and 11/27/2001 Letter Agreement will remain in full force and effect and unchanged.

I hope that the changes as set forth in this letter reflect the substance and spirit of our understanding. If you have any questions, feel free to contact me.

Sincerely,

/s/ Donald Santel

Donald Santel

President, CoTherix, Inc.

Acknowledged and Accepted:

/s/ Michael Cleare    2/27/04

Michael Cleare

Science & Technology Ventures

Columbia University

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION